AMENDMENT NO. 1 TO THE
                  AGREEMENT AND PLAN OF MERGER
                          BY AND AMONG
  INDIANA ENERGY, INC., SIGCORP, INC. AND VECTREN CORPORATION



     Amendment No. 1 to the Agreement and Plan of Merger by and among Indiana Energy, Inc. ("Indiana"), SIGCORP, Inc. ("SIGCORP") and Vectren Corporation (the "Company") is entered into as of December 14, 1999.

WHEREAS, Indiana, SIGCORP and the Company entered into an Agreement and Plan of Merger ("Merger Agreement") dated as of June 11, 1999;

     WHEREAS, Section 6.5 of the Merger Agreement provides that, with certain exceptions not applicable, neither Indiana nor SIGCORP would acquire the assets of any corporation or division of a corporation;

     WHEREAS, Section 9.4 of the Merger Agreement provides that the Merger Agreement may be amended by the parties pursuant to action of their respective Boards of Directors, at any time before or after approval by the shareholders of Indiana or SIGCORP and prior to the Effective Time;

     WHEREAS, Indiana would like to acquire certain assets (the
"Business"); and

     WHEREAS, the parties desire to amend the Merger Agreement to permit the acquisition of the Business.

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained in the Merger Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 6.5 of the Merger Agreement is amended to read as follows:

     Except as set forth in Section 6.5 of the SIGCORP Disclosure Schedule or the Indiana Disclosure Schedule, neither SIGCORP nor Indiana shall, nor shall either permit any of its subsidiaries to, acquire, or publicly propose to acquire, or agree to acquire, by merger or consolidation, by purchase or otherwise, an equity interest in or any assets of any business of any corporation, partnership, association or other business organization or division thereof, except for:

          (a) the purchase of assets from suppliers or vendors in the ordinary course of business and consistent with past practice;

          (b) acquisition by SIGCORP and its subsidiaries on the one hand, and Indiana and its subsidiaries on the other, within existing lines of business, of less than $5.0 million in the aggregate; and

          (c) the acquisition of certain assets by Indiana or any of its subsidiaries as set forth in amended Section 6.5 of Indiana's Disclosure Schedule.

     IN WITNESS WHEREOF, Indiana, SIGCORP and the Company have caused this Amendment No. 1 to the Merger Agreement to be signed by their respective officers thereunder duly authorized as of the date first written above.


INDIANA ENERGY, INC.


                              By: ______________________________
                                   Niel C. Ellerbrook
                                   President and Chief Executive
                                   Officer


                              SIGCORP, INC.


                              By: _________________________________
                                   Andrew E. Goebel
                                   President and Chief Operating
                                   Officer


                              VECTREN CORPORATION


                              By: _________________________________
                                   Niel C. Ellerbrook
                                   Chief Executive Officer